Exhibit 4.2

THE PROPS FOUNDATION PUBLIC BENEFIT CORPORATION
TOKEN GRANT AGREEMENT
The person named below in Section I (“Recipient”) has been granted Props Tokens (the “Tokens”) by The Props Foundation Public Benefit Corporation, a Delaware public benefit corporation (“Props PBC”), subject to the terms and conditions of this Token Grant Agreement (the “Agreement”). Props PBC is a wholly-owned subsidiary of YouNow, Inc. (“YouNow”).
I.    NOTICE AND DELIVERY OF GRANT OF TOKENS
The undersigned Recipient has been granted Tokens, subject to the terms and conditions of this Agreement, as follows:
Name: __________________________________________________________
Address: ________________________________________________________
Date of Grant:____________________________________________________
Total Number of Tokens Granted: [up to][number of tokens]_______________
II.    AGREEMENT
1.    Grant of Tokens. Props PBC hereby grants to Recipient the number of Tokens set forth in Section I above in exchange for Recipient’s services to Props PBC in accordance with the terms of the Statement of Work set forth in Exhibit A (the “SOW”), which is incorporated by reference into this Agreement. Props PBC will issue the tokens by means of a transfer to the Recipient’s digital wallet and the address of such digital wallet will be provided by the Recipient. Should the Recipient not provide Props PBC with a digital wallet address, Props PBC will be technologically unable to deliver the Tokens and such inability to deliver the Tokens will not be deemed non-performance of this Agreement.
2.    Statements of Work. The SOW shall include a description of the work to be provided by each party, the party to provide such work, a description of deliverables, if any, to be produced by the party, any additional terms of payments of the Tokens, and such other terms and conditions as the parties may wish to include. Such terms and conditions will be more detailed and specific than what is included in this Agreement.
3.    Conflicts. In the event of a conflict between any provision of a SOW and this Agreement, the SOW shall control, except as otherwise provided in the SOW.
4.    Recipient’s Representations. Recipient shall, concurrently with the execution of this Agreement by Recipient, deliver to Props PBC the Investment Representation Statement in the form attached hereto as Exhibit B. The Recipient hereby makes the investment representations listed on Exhibit B to Props PBC as of the date of this Agreement and agrees that such representations are incorporated into this Agreement by this reference, such that Props PBC may rely on them in issuing the Tokens and for any other lawful purpose.
5.    Compliance with Applicable Law. In the event that Props PBC makes the reasonable determination that for any reason delivery of the Tokens under this Agreement will violate or has violated any applicable law, Props PBC may terminate this Agreement, and the Recipient will not receive any Tokens under it. The Recipient may be required to return any Tokens that have been distributed to the Recipient previously under this Agreement, if Props PBC determines that the previous distribution was in violation of applicable law.
6.    Tax Consequences. The Recipient has reviewed with the Recipient’s own tax advisors the federal, state, local and foreign tax consequences of this grant and the transactions contemplated by this Agreement. The Recipient is relying solely on such advisors and not on any statements or representations of Props PBC or any of its agents. The Recipient understands that the Recipient (and not Props PBC) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
7.    Acceptance of Agreement. The Recipient understands and agrees that this Token grant is made subject to the terms and conditions contained in this Agreement (including, without limitation, the SOW). The Recipient acknowledges that crypto assets such as the Tokens are a new and relatively untested product. There is considerable uncertainty about their long-term viability, which could be affected by a variety of factors, including many market-based factors such economic growth, inflation, and others. Accordingly, there is no guarantee that the Tokens will hold their value or increase in value. The utility and value of the Tokens depends on Props PBC’s future success and support of Props PBC’s technology platform.
8.    Successors. Any successor to Props PBC (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Props PBC’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Props PBC would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to Props PBC’s business and/or assets that executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the Recipient and his or her heirs, executors, administrators, successors and assigns.
9.    Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Recipient without the prior written consent of Props PBC. Any attempt by the Recipient without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

10.    Ownership of Deliverables and Work Product. Props PBC shall retain all right, title, and interest in and to any (i) deliverables provided to Props PBC under an SOW or (ii) work product, technology or inventions developed under an SOW, including all intellectual property rights therein and thereto.
11.    Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by Props PBC and the Recipient. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.
12.    Recipient Investment Representations and Further Documents. The Recipient agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of Props PBC to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.
13.    Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.
14.    Rights to Tokens. Subject to the terms and conditions of this Agreement (including without limitation the SOW), the Recipient shall have all the rights of ownership of the Tokens from and after the date that the Recipient delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) to Props PBC, and until such time as the Recipient disposes of the Tokens in accordance with applicable law and the terms of the Tokens (as provided in the Offering Circular for the Tokens, available at [website address to be provided], and the Terms of Use for the Props Network sponsored by YouNow, Inc.), available at [website address to be provided]. Upon such transfer, the Recipient shall have no further rights as a holder of the Tokens.
15.    Independent Contractor. In performing under this Agreement, each party is acting as independent contractor, and in no way are the parties to be construed as partners, employees, joint venturers, fiduciaries or agents of one another in any respect.
16.    Limitations on Damages.
(a)     IN NO EVENT SHALL PROPS PBC, YOUNOW, INC. OR ANY OTHER INDEMNIFIED PARTY (AS DEFINED BELOW) BE LIABLE TO THE RECIPIENT FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(b)    IN NO EVENT WILL THE AGGREGATE LIABILITY OF PROPS PBC, YOUNOW, INC. AND ANY OTHER YOUNOW PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS EXCEED THE VALUE OF THE TOTAL NUMBER OF TOKENS GRANTED TO THE RECIPIENT AS OF THE DATE OF SUCH GRANT.
17.    Indemnification. PLEASE READ THIS INDEMNIFICATION PROVISION CAREFULLY BECAUSE IT LIMITS A RECIPIENT’S ABILITY TO SEEK RELIEF FROM AN INDEMNIFIED PARTY.
(a)    The Recipient agrees to indemnify and hold harmless Props PBC or any partner, member, officer, employee, agent, affiliate or subsidiary of any of them, and each other person, if any, who controls, is controlled by, or is under common control with, any of the foregoing, within the meaning of Section 17 of the Securities Act, and their respective officers, directors, partners, members, shareholders, owners, employees and agents (collectively, the “Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon (i) the services provided by the Recipient under the Agreement (including without limitation the SOW), (ii) any inaccurate representation or warranty made by the Recipient, or breach or failure by the Recipient to comply with any covenant or agreement made by the Recipient, in this Agreement or in any other document furnished by the Recipient to any of the foregoing in connection with this transaction or future transactions, or (iii) any action for securities, commodities, money transmission, or virtual currency law or other legal violations instituted by the Recipient that is finally resolved by judgment against the Recipient.
(b)    The Recipient also agrees to indemnify each Indemnified Party for any and all costs, fees and expenses (including legal fees and disbursements) in connection with any damages resulting from the services provided by the Recipient under this Agreement (including, without limitation, the SOW), the Recipient’s misrepresentation or misstatement contained in this Agreement, or the assertion of the Recipient’s lack of proper authorization to enter into this Agreement or perform the obligations hereof.
(c)    The Recipient agrees to indemnify and hold harmless each Indemnified Party from and against any tax, interest, additions to tax, penalties, attorneys’ and accountants’ fees and disbursements, together with interest on the foregoing amounts at a rate determined by the applicable Indemnified Party computed from the date of payment through the date of reimbursement, arising from the failure to withhold and pay over to the IRS or the taxing authority of any other jurisdiction any amounts computed, as required by applicable law, with respect to the income or gains allocated to or amounts distributed to the Recipient with respect to the Tokens during the period from the Recipient ‘s acquisition of the Tokens.
(d)    If, for any reason (other than the willful misfeasance or gross negligence of the entity that would otherwise be indemnified), the foregoing indemnification is unavailable to, or is insufficient to hold such Indemnified Party harmless, then the Recipient shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Recipient on the one hand and the Indemnified Parties on the other but also the relative fault of the Recipient and the Indemnified Parties as well as any relevant equitable considerations.
(e)    The reimbursement, indemnity and contribution obligations of the Recipient under this Section 17 shall be in addition to any liability that the Recipient may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties.
(f)    Each Indemnified Party is an intended third party beneficiary of this Subscription Agreement. The remedies provided in this Section 17 shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights or the seeking of any other remedies against the Recipient.
(g)    Notwithstanding the foregoing, nothing contained in this Section 17 or elsewhere in the Agreement shall constitute a waiver by the Recipient of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.
18.    Arbitration. This Agreement shall be governed by the laws of the state of New York (excluding any rule or principle that would refer to and apply the substantive law of another state or jurisdiction). Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect on the date of this Agreement by a single arbitrator appointed in accordance with said Rules. The place of arbitration shall be New York, New York, U.S.A. The arbitration shall be conducted in the English language. The determination of the arbitrator shall be final and binding upon the parties to the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction. All costs incurred in connection with such arbitration, including reasonable attorneys’ fees, shall be borne by the party which incurs the costs, except the fees of conducting the arbitration itself which shall be borne equally by the parties.
19.    Reliance on Counsel and Advisors. The Recipient acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only Props PBC in this transaction. The Recipient acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The Recipient is relying solely on his or her own counsel and advisors and not on any statements or representations of Props PBC or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.
20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

21.    Entire Agreement. This Agreement (including the exhibits attached to this Agreement) and the documents referred to in this Agreement constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Recipient’s contractual relationship with the Company with regard to the matters set forth in this Agreement. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between Props PBC and the Recipient.
22.    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The Recipient agrees to notify Props PBC of any change in his or her contact information below. The parties are signing this Agreement as of the date of grant stated in Section I.

RECIPIENT	THE PROPS FOUNDATION PUBLIC BENEFIT CORPORATION

Signature	By

Print Name	Print Name

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Address

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EXHIBIT A
STATEMENT OF WORK
[Name of individual or company] (the “Recipient”) seeks to (check the appropriate box):
☐    Create and/or design an app
☐    Provide software development services
☐    Develop and/or provide content for the Props PBC network
The Recipient agrees to provide the following services in accordance with the terms as set out in this Statement of Work:
1.    Services
[to be inserted]
2.    Deliverables
[to be inserted]
3.    Terms and Conditions
[to be inserted. Examples of terms include:

•	Length and duration of agreement

•	Termination provisions

•	Terms regarding proprietary rights, licenses and other terms relating to intellectual property

•	Terms regarding ownership of deliverables and work product

•	Terms regarding confidentiality

•	Structure of milestone token grants or granting of tokens in installments

•	Additional indemnities and limitations on liability]

EXHIBIT B
INVESTMENT REPRESENTATION STATEMENT

RECIPIENT:

COMPANY:	THE PROPS FOUNDATION PUBLIC BENEFIT CORPORATION, a wholly-owned subsidiary of YOUNOW, INC.

SECURITY:	Props Tokens (“Tokens”)

AMOUNT:

DATE:
In connection with the acquisition of the above-listed Tokens, I, the undersigned recipient, represent to Props PBC as follows:
1.Props PBC may rely on these representations. I agree that Props PBC may rely upon the representations I am making to Props PBC in this Agreement being true and correct.
2.I agree to use commercially reasonable efforts to contribute my services as set out in the SOW and agree to the terms and conditions of the SOW. I acknowledge that I am receiving these Tokens as a grant in exchange for my services as set out in the SOW attached to this Agreement as Exhibit A. I agree to use commercially reasonable efforts to provide such services in accordance with the terms of the SOW. I understand that significant and detailed terms and conditions may be set out in the SOW and I agree to all such terms and conditions.
3.I am legally qualified to enter into this transaction. If I am an entity, I am, and shall at all times while I hold Tokens remain, duly organized, validly existing and in good standing under the laws of the jurisdiction of my incorporation or organization, having full power and authority to own my properties and to carry on my business as conducted. If I am a natural person, I am eighteen years of age or older and competent to enter into a contractual obligation.
4.I have the ability to execute and perform this Agreement. I have the requisite power and authority to deliver this Agreement, perform my obligations set forth in this Agreement, and consummate the transactions contemplated in this Agreement. I have duly executed and delivered this Agreement and have obtained the necessary authorization to execute and deliver this Agreement and to perform my obligations in this Agreement and to consummate the transactions contemplated in this Agreement. This Agreement, assuming the due execution and delivery hereof by Props PBC, is a legal, valid and binding obligation on myself enforceable against me in accordance with its terms.

5.I understand that the grant of the Tokens has been qualified under Regulation A. I understand that the grant of the Tokens has been qualified under Regulation A under the Securities Act of 1933 (the “Securities Act”) but has not been fully registered under the Securities Act. I understand that no state or federal authority has made any finding or determination relating to the fairness for a grant of the Tokens or has recommended or endorsed the Tokens. I have reviewed the Offering Circular filed under Regulation A for the grant of Tokens, which is available at [website address to be provided], and agree to the terms of the Tokens described in that Offering Circular. I am aware of the material terms of the Tokens and the risks associated with the Tokens.
6.I agree to the Terms of Use of the Props Network. I agree to the Terms of Use for the Props Network sponsored by YouNow, Inc., available at [website address to be provided], which provides the terms and conditions of my use of the Props Network and of the Tokens. I agree to provide the services set out in the SOW, to utilize the Props Network, and to use the Tokens only in ways that do not conflict with the Terms of Use of the Props Network.
7.I am not acquiring the Tokens with an intention of distributing them. I am obtaining the Tokens solely for my own account, and not with a view toward or in connection with distribution (other than to my shareholders or members, if any), subdivision or fractionalization thereof. I understand that I am able to sell and to transfer the Tokens in compliance with applicable law and the terms of the Tokens, but am not permitted to engage in underwriting or other distribution activity. I have no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Tokens, or which would guarantee me any profit, or insure against any loss with respect to the Tokens.
8.My participation in this Agreement will not result in my violation of another agreement or law. I represent and warrant that the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of the obligations outlined in this Agreement will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which I am a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to me. I confirm that the consummation of the transactions envisioned in this Agreement, including, but not limited to, my receipt of the Tokens, will not violate any foreign law and that such transactions are lawful in my country of citizenship and residence.
9.I am able to bear the economic risk of this Agreement. I am able to bear the economic risk of receiving and holding the Tokens and, without limiting the generality of the foregoing, am able to hold the Tokens for an indefinite period of time. I understand that I will be providing services in exchange for Tokens that may not hold any, or a significant, amount of value. I have adequate means to provide for my current needs and personal contingencies and am not financially reliant on my participation in this Agreement.
10. I know that I may have tax liability due to the uncertain value of the Tokens. I understand that the board of directors believes its valuation of the Tokens represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service (“IRS”) may successfully assert that the value of the Tokens on the date of my receipt is substantially greater than the board of directors’ appraisal. I understand that any additional value ascribed to the Tokens by such an IRS determination will constitute ordinary income to me as of the receipt date, and that any additional taxes and interest due as a result will be my sole responsibility payable only by me, and that Props PBC need not and will not reimburse me for that tax liability.
11.I have provided the required tax forms. I have provided to Props PBC an IRS Form W-9 or other applicable IRS Forms and any additional documentation required by Props PBC for purposes of satisfying Props PBC’s obligations under the Internal Revenue Code of 1986, as amended.
12.I am legally permitted to be granted Tokens. I represent and warrant that I: (a) (1) am not located or domiciled, (2) do not have a place of business, or (3) am not conducting business (any of which would make me a “Resident”) in a jurisdiction in which access to or use of the Props Network and the Tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act; (b) am a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes; and (c) am not (1) an individual, or (2) an individual employed by or associated with an entity that is owned, either wholly or in part, by an individual, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. I agree that if my country of residence or other circumstances change such that the above representations are no longer accurate, I will immediately cease using the Props Network and the Tokens. I further represent and warrant that if I am purchasing the right to receive Tokens on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) I am duly authorized by such legal entity to act on its behalf.
13.I understand that if Props PBC determines that my receipt of the Tokens is unlawful, I will not receive the Tokens. In the event that Props PBC determines that for any reason delivery of the Tokens to me will violate any applicable law, Props PBC may terminate this Agreement and I will not receive any Tokens under it. I may be required to return any Tokens previously delivered to me.
14.I consent to the transfer and storage of my personal data. I understand and agree that in connection with the services provided by Props PBC, my personal data may be transferred and/or stored in various jurisdictions in which the Props PBC has a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to my country of residence. I understand and agree that Props PBC may also release information about me if directed to do so by its parent organization YouNow, Inc., if compelled to do so by law or in connection with any government or self-regulatory organization request or investigation. Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

By signing below, I acknowledge my agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and my intent for Props PBC to rely on such statements in issuing the Tokens to me.

Recipient’s Signature

Print Name

Address of Recipient’s principal residence: